Exhibit 10.3
Form of
TAX SHARING AGREEMENT
by and between
WENDY’S INTERNATIONAL, INC.
and
TIM HORTONS INC.
dated                                         2006

i

ii

TAX SHARING AGREEMENT
This Tax Sharing Agreement dated ___________ 2006
(the “TSA” or “Agreement”) by and between Wendy’s International, Inc., an Ohio corporation (“Wendy’s”) and Tim Hortons Inc., a Delaware corporation (“Tim Hortons”). Wendy’s and Tim Hortons, are sometimes referred to herein as the “Parties” and each a “Party”).
     WHEREAS, Wendy’s is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and of consolidated, combined, unitary and other similar groups as defined under similar laws of other jurisdictions, and income of certain present and former members of the Tim Hortons Group (defined below) has been or will be included in Wendy’s Consolidated Returns (defined below);
     WHEREAS, certain Tim Hortons Combined Group (defined below) members have filed or will file Combined Returns (defined below) covering U.S. state and local income Taxes with Wendy’s Combined Groups (defined below) as part of their respective Total Combined Groups (defined below);
     WHEREAS, Wendy’s and Tim Hortons currently contemplate that Tim Hortons will issue and sell in an initial public offering (the “IPO”) shares of Tim Hortons common stock (the “Tim Hortons Common Stock”) that will reduce Wendy’s ownership of Tim Hortons on a fully-diluted basis to not less than 80.1 percent;
     WHEREAS, Wendy’s may make a distribution to holders of issued and outstanding shares of common stock, par value $.10 per share, of Wendy’s, other than shares of Wendy’s common stock held in the treasury of Wendy’s, of all of the issued and outstanding shares of Tim Hortons Common Stock, beneficially owned by Wendy’s, by means of a dividend of such Tim Hortons Common Stock to such shareholders on either a pro rata or non-pro rata basis (the “Distribution”); and
     WHEREAS, it is appropriate and desirable to set forth the principles and responsibilities of the Parties regarding the allocation of Taxes (as defined herein) and other related liabilities and adjustments with respect to Taxes, audits and certain other Tax matters that affect the Wendy’s Group and the Tim Hortons Group.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meaning:

          “Additional Available Items” has the meaning set forth under “Reimbursable Wendy’s Group Benefits.”
          “Adjusted Separate Tim Hortons Group Federal Tax Liability” means with respect to any Affiliation Year(s) the U.S. federal income Tax liability of the Tim Hortons Group, other than the Tim Hortons Distribution Tax Liability, as determined by Wendy’s in good faith, applying the highest U.S. federal income Tax rate applicable to a corporation for the taxable year in question, computed as if the Tim Hortons Group (with Tim Hortons as the common parent) filed a consolidated U.S. federal income Tax Return separately from the Wendy’s Group (“Tim Hortons Consolidated Return”), applying such U.S. Tax laws and regulations as would have been applicable to the Tim Hortons Group if it had so filed separately, subject to the following:
     (a) the Tim Hortons Group shall be treated as bound by all accounting methods, elections and positions used in the Wendy’s Consolidated Return as actually filed for such year (or as will be filed) and otherwise shall be prepared in a manner consistent with such Wendy’s Consolidated Return and such other determinations adopted or made by Wendy’s for the Wendy’s Group for all Affiliation Years;
     (b) the Tim Hortons Group shall be permitted to reduce further its Adjusted Separate Tim Hortons Group Federal Tax Liability (but not below zero) by utilizing Available Items of the Tim Hortons Group that Wendy’s determines in good faith the Tim Hortons Group would have been unable to utilize if it had filed a Tim Hortons Consolidated Return for such year to the extent that Wendy’s determines in good faith that such Available Items reduced the U.S. federal income Tax liability of the Wendy’s Affiliated Group on the Wendy’s Consolidated Return for such Affiliation Year; provided, that if there are any limitations in the ability of the Wendy’s Group to utilize items in the same category as such Available Items in their entirety for such year, the Tim Hortons Group shall be limited in the reduction of its Adjusted Separate Tim Hortons Group Federal Tax Liability to its share of such Available Items, as determined by Wendy’s, on a Proportionate Basis, in the case of Available Items other than Consolidated Foreign Tax Credits, or in the manner provided in subsection (f), in the case of Consolidated Foreign Tax Credits; provided, further, that if, pursuant to the above provisions, an item of deduction, loss, or Credit of the Tim Hortons Group is not usable, in whole or in part, by the Wendy’s Group in one Affiliation Year, it may, as determined by Wendy’s in good faith, be carried over (but not carried back) as an item of deduction, loss, or Credit of the Tim Hortons Group to any subsequent Affiliation Year, subject to the same limitations as above;
     (c) the Tim Hortons Group shall take into account the items of Tim Hortons Group income, gain, loss, deduction or Credit attributable to intercompany items, excess loss accounts, dual consolidated losses and other items that Wendy’s determines in good faith are required to be restored, recaptured or otherwise triggered to a member of the Tim Hortons Group as a result of the Distribution or any related transactions;

     (d) the Tim Hortons Group shall not take into account any deduction or other tax benefit attributable to the exercise of an option to purchase Wendy’s stock by an employee or former employee of any Tim Hortons Group member;
     (e) except as modified by (f) below, in the case of any limitations on the use of net operating losses, credits or other tax attributes which, in the Wendy’s Consolidated Return as actually filed, are determined on a consolidated basis (such as the foreign tax credit limitation) or by taking into account items related to persons other than the member which generated such tax attribute (such as the limitation on the deductibility of interest expense under Section 163(j) or Section 861 of the Code), the Adjusted Separate Tim Hortons Group Federal Tax Liability shall be determined based on the actual amount of such limitations in the Wendy’s Consolidated Return as filed, and not by recalculating such limitations as though separate U.S. federal income Tax Returns were filed; and
     (f) with respect any Affiliation Year, Foreign Income Taxes may only be used to reduce the Adjusted Separate Tim Hortons Group Federal Tax Liability to the extent that they constitute Consolidated Foreign Tax Credits. In determining the Tim Hortons Group’s and the Wendy’s Group’s respective shares of the Consolidated Foreign Tax Credit, as computed for each of Wendy’s Affiliated Group’s foreign tax credit separate limitation categories (as set forth in Section 904(d) of the Code and the Regulations thereunder, and hereinafter referred to as a “basket” or collectively, as “baskets”) such shares will be determined in the following manner:
     (i) If, after taking into account the Tim Hortons Group’s contribution to the Consolidated Foreign Tax Credit, the Wendy’s Affiliated Group has an Excess Foreign Tax Credit Limitation for a particular basket, then the Tim Hortons Group’s share of the Consolidated Foreign Tax Credit for that basket will be an amount equal to its contribution to the Foreign Income Taxes taken as a credit for the taxable year, without regard to the amount or proportion of the Tim Hortons Group’s contribution of income in the basket.
     (ii) If, after taking into account the Tim Hortons Group’s contribution to the Consolidated Foreign Tax Credit, the Wendy’s Affiliated Group has an Excess Foreign Tax Credit for a particular basket, then (A) the Wendy’s Group’s share of the Consolidated Foreign Tax Credit for that basket will be an amount equal to its contribution to the Foreign Income Taxes in that basket that are taken as a credit for the taxable year, without regard to the amount or proportion of the Tim Hortons Group’s contribution of income or Foreign Income Taxes to that basket; and (B) the Tim Hortons Group’s share will be an amount equal to any remaining Foreign Income Taxes in that basket that are taken as a credit for the taxable year (if any).
     (g) For further clarity, Wendy’s will calculate Tim Hortons’ liability on a separate basis, using any items of deduction, loss, or Credit (including foreign tax credits as provided in subsection (f) above) Tim Hortons would have used if the Tim Hortons Group (with Tim Hortons as the common parent) filed a consolidated U.S. federal income Tax Return separately from the Wendy’s Group. The examples under Section 3.05 illustrate this provision and are incorporated herein.
          “Adjustment” means any change in actual Tax liability from the Tax liability reported on the applicable Tax Return, including changes attributable to amended Tax Returns, Audits, overpayments, and claims for refund.
          “Affiliate” means any Legal Entity that is Controlled by the person in question. “Tim Hortons Affiliate” means an Affiliate of Tim Hortons. For purposes of this Agreement, a Tim Hortons Affiliate shall not include Ranew Development Ltd., Nautilus Land S.A., Wendy’s Old Fashioned Hamburgers of Guam, L.L.C. and Nattlan I S.R.L. “Wendy’s Affiliate” means an Affiliate of Wendy’s other than Tim Hortons and any Tim Hortons Affiliate. For purposes of this Agreement, a Wendy’s Affiliate shall include Ranew Development Ltd., Nautilus Land S.A., Wendy’s Old Fashioned Hamburgers of Guam, L.L.C. and Nattlan I S.R.L.
          “Affiliation Year” means each taxable year, or portion thereof, with respect to which any member of the Tim Hortons Group joined or will join the Wendy’s Group in the filing of a Wendy’s Consolidated Return.
          “After Tax Amount” means any additional amount necessary to eliminate (through a gross-up mechanism) the Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of any additional amount required to gross up such additional amounts), taking into account the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), and determined by assuming that the recipient of the payment pays Tax at the highest applicable marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).
          “Agreement” has the meaning set forth in the first paragraph of this Agreement.
          “AMT” has the meaning set forth in Section 3.03(a) of this Agreement.
          “Audit” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
          “Available Items” means (i) items of deduction, loss, or Credit for taxable years beginning on or after January 2, 2006; (ii) items of deduction, loss, or Credit other than foreign tax credits for taxable years ending on or prior to January 1, 2006; and (iii) in the case of foreign tax credits for taxable years ending on or prior to January 1, 2006, the lesser of, (A) the amount of foreign tax credits and (B) the foreign tax credit limitation (without regard to the federal income tax liability of the Tim Hortons Consolidated Return before credits) calculated with respect to the Tim Hortons Consolidated Return for such year.
          “Basket” or “baskets” has the meaning set forth under “Adjusted Separate Tim Hortons Group Federal Tax Liability.”

          “Code” has the meaning set forth in the first WHEREAS clause of this Agreement.
          “Combined Return” means (i) any combined, consolidated or unitary U.S. state or local income or franchise, or gross receipts Tax Return or (ii) any combined, consolidated or group non-U.S. Tax Return.
          “Combined State” means a U.S. state or locality requiring or permitting the filing of a Combined Return.
          “Combined Year” means a taxable year (or portion thereof) in which a Wendy’s Combined Group files a Combined Return with a Tim Hortons Combined Group.
          “Consolidated Foreign Tax Credit” means the amount of the Wendy’s Affiliated Group’s Foreign Income Taxes that are claimed as a credit on the Wendy’s Consolidated Return for the relevant taxable year.
          “Control” or “Controlled” means the ownership of stock or other ownership interests, directly or indirectly, possessing at least 50 percent of the total combined voting power of all classes of stock or other ownership interest entitled to vote or 50 percent of the value.
          “Credit” or “Credits” means any credit or credits against U.S. federal income Tax or, as applicable, against U.S. state or local Tax. Credits shall include foreign Tax credits, research credits, low-income housing credits, investment Tax credits and targeted job credits.
          “Distribution” has the meaning set forth in the fourth WHEREAS clause of this Agreement.
          “Distribution Date” means the date on which the Distribution is effected.
          “Distribution Taxable Year” has the meaning set forth in Section 3.02(a) of this Agreement.
          “Distribution Taxes” means the product of (x) the aggregate amount of any gain or income recognized by Wendy’s, each Wendy’s Affiliate, Tim Hortons and each Tim Hortons Affiliate resulting from or arising in connection with the failure of the Distribution to be wholly tax-free under Sections 355 of the Code (or any other applicable sections of the Code), including any gain or income resulting from the application of Section 355(d) or Section 355(e) of the Code to the Distribution, or corresponding provisions of the laws of any other jurisdiction, and (y) the highest applicable marginal aggregate corporate Income Tax rate (for U.S. federal, state, local and foreign purposes) for the relevant taxable period (or portion thereof), as the case may be. Notwithstanding the foregoing, Distribution Taxes shall not include income or gain attributable to intercompany items or any excess loss accounts.
          “Estimated State Taxes” has the meaning set forth in Section 4.05 of this Agreement.
          “Excess Foreign Tax Credit” means, for any taxable year, an amount of Foreign

Income Taxes in a basket that is in excess of the amount of credits allowable for such basket under the limitation rules of Section 904(d) of the Code and the Treasury Regulations thereunder.
          “Excess Foreign Tax Credit Limitation” means, for any taxable year, an amount of credits allowable in a basket under the limitation rules of Section 904(d) of the Code and the Treasury Regulations thereunder that is in excess of Foreign Income Taxes in such basket.
          “Filing Party” has the meaning set forth in Section 9.01 of this Agreement.
          “Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of: (i) a final and non-appealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of any other jurisdiction, which resolves the entire Tax liability for the entire taxable period; (iii) a duly executed IRS Form 870 or 870-AD (or any successor forms thereto), on the date such form is effective, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the right so reserved; (iv) any allowance of a Refund or Credit in respect of an overpayment of such Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) the execution of a closing agreement with respect to a pre-filing agreement described in Rev. Proc. 2005-12 (or any successor revenue procedure), or (vi) any other final disposition by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties hereto.
          “Foreign Attribute” means any item of income, gain, loss or deduction or any asset or liability relevant to the computation of taxable income from sources without the United States and any item of Credit described in Section 901 of the Code (without regard to the limitation of Section 904 of the Code).
          “Foreign Income Taxes” means the amount of any income, war profits, and excess profits taxes paid or accrued (or deemed to be paid or accrued) during the taxable year to any foreign country or to any possession of the United States, for which a credit is allowed under Section 901 of the Code (before application of the limitation rules of Section 904(d) of the Code).
          “Fraction” has the meaning set forth in Section 3.03(a) of this Agreement.
          “Group” means the Tim Hortons Group or the Wendy’s Group, as the context may require.
          “Income Tax Benefit” means with respect to an item the amount of the Tax savings realized by the applicable Group, as determined by Wendy’s in good faith. Such amount shall be equal to (i) the U.S. federal income Tax liability and the corresponding U.S. state and local income Tax liability (net of any U.S. federal income Tax benefit) of the applicable Group for the taxable year in question without giving effect to the item reduced by (ii) the actual U.S.

federal income Tax liability and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable Group for such year after giving full effect to such item. A Group shall be considered to realize an Income Tax Benefit to the extent, and only to the extent, that the amount of Taxes it is actually required to pay to the applicable Tax Authority for a taxable period is decreased from the amount of Taxes it would have actually been required to pay to such Tax Authority for such taxable period in the absence of such Income Tax Benefit. Such Income Tax Benefit shall be considered to arise at the time that such Group’s decreased payment for such taxable period is first due or otherwise actually realized as a change in the amount of Tax or Refund, reductions or credit of Tax then due and payable.
          “Income Tax Detriment” means with respect to an item the amount of additional Tax incurred by the applicable Group, as determined by Wendy’s in good faith. Such amount shall be equal to (i) the actual U.S. federal income Tax and the corresponding U.S. state and local Income Tax liability (net of any U.S. federal income Tax benefit) of the applicable Group for the taxable year in question, after giving full effect to the item reduced by (ii) the U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable Group without giving effect to such item. A Group shall be considered to realize an Income Tax Detriment, to the extent, and only to the extent, that the amount of Taxes it is actually required to pay to the applicable Tax Authority for a taxable period is increased from the amount of Taxes it would have actually been required to pay to such Tax Authority for such taxable period in the absence of such Income Tax Detriment. Such Income Tax Detriment shall be considered to arise at the time that such Group’s increased payment for such taxable period is first due or otherwise actually realized as a change in the amount of Tax or Refund, reductions or credit of Tax then due and payable.
          “Income Tax or Income Taxes” means any Taxes imposed on or determined by reference to gross or net income or profits or any other measure of income or profits. For the avoidance of doubt, Income Taxes shall include Taxes with multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, by which it may be measured, or with respect to which it may be calculated is income or profits (including any capital gains, gross receipts, value added or minimum Tax).
          “Independent Entity” has the meaning set forth in Section 13.01 of this Agreement.
          “IPO” has the meaning set forth in the third WHEREAS clause of this Agreement.
          “IRS” means the U.S. Internal Revenue Service.
          “Legal Entity” means a corporation, partnership, limited liability company or other entity under state or other applicable organizational law.
          “Losses” shall mean all losses of any kind or nature, including costs, damages, liabilities and expenses (including expenses of investigation and attorneys’ fees and expenses incurred in connection with any action, suit or proceeding).
          “NOLs” has the meaning set forth in Section 4.04 of this Agreement.

          “Non-Income Taxes” means all Taxes other than Income Taxes.
          “Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.
          “Post-Affiliation Year” means (i) a taxable period that begins after the Distribution Date and (ii) the portion beginning after the Distribution Date of any taxable period that includes (but does not end on) the Distribution Date.
          “Post-Combined Year” means a taxable period that begins after the Distribution Date and (ii) the portion beginning after the Distribution Date of any taxable period that includes (but does not end on) the Distribution Date during which Tim Hortons and its subsidiaries do not join a Total Combined Group in the filing of a Combined Return with a Wendy’s Combined Group.
          “Proportionate Basis” shall mean, with respect to an item or items attributable to a particular member or members of the Tim Hortons Group, the determination of the portion of such items based on the total value of such items over the total value of all items in the same category for the entire Wendy’s Consolidated Return for the same Affiliation Year.
          “Refund” means any refund of Taxes, including any reductions of Taxes paid or payable by means of credits, offsets or otherwise.
          “Reimbursable Wendy’s Group Benefits” means the amount by which Wendy’s was able to reduce its U.S. federal income Tax liability in the Wendy’s Consolidated Return for an Affiliation Year by use of Available Items which would reduce the Adjusted Separate Tim Hortons Group Federal Tax Liability for such year, if zero, below zero (“Additional Available Items”). Use of Additional Available Items shall otherwise be subject to the same limitations and other provisions applicable to the use of Available Items, as determined by Wendy’s in good faith.
          “Separate Return” means any Tax Return that is not a Combined Return or the Wendy’s Consolidated Return.
          "Shared Services Agreement” means the transition services agreement entered into between Wendy’s and Tim Hortons in conjunction with the IPO.
          “Tax” or “Taxes” means all forms of taxation imposed by any Tax Authority, including any net income, gross income, alternative minimum, sales, use, ad valorem, gross receipts, value added, franchise, license, transfer, withholding, payroll, employment, excise, severance, stamp, property, custom duty, taxes or governmental charges, together with any related interest, penalties or other additional amounts imposed by any Tax Authority in respect of any of the foregoing and including all liability for or in respect of any of the foregoing as a result of being a partner in an entity treated as a partnership or other pass-through entity for Tax purposes.

          “Tax Authority” means any U.S. federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction) imposing Taxes and the agency, if any, charged with the collection of such Taxes for such authority.
          “Tax Certificate” means any letter or certificate that is referred to in, and forms a basis for, the Tax Opinion.
          “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or other similar item, that may have the effect of increasing or decreasing any Tax paid or payable, including any adjustment to tax basis, capitalized interest or any adjustment under Section 481 of the Code.
          “Tax Opinion” means the opinion concerning certain U.S. federal income Tax issues related to the Distribution to be delivered to Wendy’s pursuant to Section ___of the Master Separation Agreement.
          “Tax Return” means any return, filing, questionnaire, information statement, or other document required to be filed, including amended returns that may be filed for any period or portion thereof with any Tax Authority in connection with any Tax (whether domestic or foreign and whether or not a payment is required to be made with respect to such filing).
          “Tax Ruling” means the IRS private letter ruling received in response to the Tax Ruling Request.
          “Tax Ruling Request” means the private letter ruling request that may be filed with the IRS by Wendy’s with respect to the Distribution, together with all exhibits, appendices, and supplements to that filing.
          “Tim Hortons” has the meaning set forth in the first paragraph of this Agreement.
          “Tim Hortons Affiliate” has the meaning set forth under “Affiliate.”
          “Tim Hortons AMT Liability” has the meaning set forth in Section 3.03(a) of this Agreement.
          “Tim Hortons Consolidated Return” has the meaning set forth under “Adjusted Separate Tim Hortons Group Federal Tax Liability.”
          “Tim Hortons Combined Group” means an affiliated group of corporations (as constituted from time to time), consisting of Tim Hortons and/or any other members of the Tim Hortons Group that joins in filing a Combined Return with a Wendy’s Combined Group.
          “Tim Hortons Common Stock” has the meaning set forth in the third WHEREAS clause of this Agreement.
          “Tim Hortons Distribution Tax Liability” has the meaning set forth in Section 6.01(a) of this Agreement.

          “Tim Hortons Group” means Tim Hortons and any Tim Hortons Affiliate.
          “Tim Hortons Group State Tax Liability” has the meaning set forth in Section 4.02 of this Agreement.
          “Tim Hortons Separate AMT” has the meaning set forth in Section 3.03(a) of this Agreement.
          “Total Combined Group” means the affiliated group of corporations (as constituted from time to time), that join in the filing of a Combined Return that includes a Wendy’s Combined Group and a Tim Hortons Combined Group.
          “Treasury Regulations” mean the final and temporary (but not proposed) U.S. Treasury regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
          “Wendy’s” has the meaning set forth in the first paragraph of this Agreement.
          “Wendy’s Affiliate” has the meaning set forth under “Affiliate.”
          “Wendy’s AMT Liability” has the meaning set forth in Section 3.03(a).
          “Wendy’s Affiliated Group” means the affiliated group, within the meaning of Section 1504(a) of the Code, for which Wendy’s is the common parent.
          “Wendy’s Combined Group” means an affiliated group of corporations (as constituted from time to time) owned directly or indirectly by Wendy’s that join in filing a Combined Return, excluding members of a Tim Hortons Combined Group.
          “Wendy’s Consolidated Return” means any consolidated U.S. federal income Tax Return filed by Wendy’s with respect to the Wendy’s Affiliated Group.
          “Wendy’s Group” means Wendy’s and any Wendy’s Affiliate.
          “Wendy’s Options” has the meaning set forth in Section 3.04(a).
ARTICLE II
PREPARATION AND FILING OF TAX RETURNS
          SECTION 2.01. Cooperation and Furnishing of Information. (a) Cooperation. Wendy’s and Tim Hortons each agree to cooperate fully in connection with the preparation of any Tax Return relating to any Affiliation Year or Combined Year and the resolution of any related Audits. In this regard, except as provided in a written agreement signed by the Parties, including the Shared Services Agreement, or as otherwise provided herein, the tax department of the Tim Hortons Group shall, at the expense of Tim Hortons, and the tax department of the Wendy’s Group shall, at the expense of Wendy’s, continue to perform the same Tax-related functions with respect to such Tax Returns and Audits as they have performed to date.
          (b) Tax Information. (i) On or prior to such dates as specified by Wendy’s, Tim Hortons, at its expense, shall provide Wendy’s with all Tax information for the Tim Hortons Group and all Tax information for all members of each Tim Hortons Combined Group, that Wendy’s shall reasonably request (including schedule(s) showing the items of income, gain, loss, deduction and Credit and Foreign Attributes with respect to each such taxable year required to be included in applicable Tax Returns and completed work papers) in such form as Wendy’s shall reasonably request, including any such information as Wendy’s may request to enable Wendy’s to file any Tax Return with respect to any Affiliation Year or any Combined Year. Wendy’s will prescribe the information required to be provided by the Tim Hortons Combined Group to support Wendy’s preparation and filing of Combined Returns and payment of Estimated State Taxes together with a schedule of due dates for providing of such information; (ii) Wendy’s at its expense, shall provide Tim Hortons with all Tax information that Tim Hortons shall reasonably request (including schedule(s) showing the items of income, gain, loss, deduction and Credit and Foreign Attributes with respect to each such taxable year required to be included in any applicable Tax Return and completed work papers) for any Affiliation Year or Combined Year; and (iii) without limiting the generality of the foregoing, each Party shall use reasonable efforts to respond promptly to specific questions from the other party concerning Tax matters with respect to which the represented Party could reasonably be expected to have relevant information, and the information provided by each Party shall be consistent with any similar information provided by such Party to the other Party for prior taxable years.
          (c) Disclosures. (i) Tim Hortons represents that it has provided, and agrees to provide promptly, to Wendy’s complete and accurate information that is required or that Wendy’s reasonably requests to satisfy all applicable U.S. federal, state and local, and non-U.S., disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, U.S. state expense disallowance information. Tim Hortons also represents that is has provided, and agrees to promptly provide, to Wendy’s all documents and other information that is required or Wendy’s requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to the principal tax officer of Wendy’s under cover of the attorney-client privilege any documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C); (ii) Wendy’s represents that it has provided, and agrees to provide promptly, to Tim Hortons complete and accurate information, including all documents and other information that is required or Tim Hortons reasonably requests to satisfy the transfer pricing and other documentation requirements set forth in section 247 of the Income Tax Act (Canada) or otherwise (including analogous provisions under other Canadian, provincial, local or non-Canadian law) and to address any tax audit issue arising out of or relating to transfer pricing matters; (iii) each party further represents that it has provided, and agrees to promptly provide, to the other Party all internal and external tax opinions, memoranda relating to the transactions and other matters addressed in this subsection (c). Tim Hortons further represents that it has provided, and agrees to promptly provide, to Wendy’s all internal and external tax opinions, memoranda relating to the transactions and other matters addressed in this subsection (c).
          SECTION 2.02. Preparation of Tax Returns. (a) Preparation. Wendy’s shall have sole authority for the preparation and filing of the Wendy’s Consolidated Tax Return and of any Combined Tax Return that includes the items of income, gain, loss, deduction and Credit of the Tim Hortons Group or any Tim Hortons Combined Group for any Affiliation Years or Combined Years. Wendy’s shall have the exclusive right with respect to any Tax Return described in this Section 2.02 to determine all relevant matters, including (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax asset or Tax-related matter regarding such Tax Return shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Wendy’s, any Wendy’s Affiliate, Tim Hortons, or any Tim Hortons Affiliate on such Tax Return, (4) whether any amended Tax Return(s) shall be filed, (5) whether any claim(s) for refund shall be made, (6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns. Any such decisions shall be made by Wendy’s in its sole discretion and shall be final and binding upon the Parties hereto.
          (b) Elections. Tim Hortons and the appropriate members of the Tim Hortons Group or a Tim Hortons Combined Group shall make or give their consent to such elections or other matters relating to the Tim Hortons Group or a Tim Hortons Combined Group as Wendy’s determines are necessary or advisable in connection with the filing of any such Tax Returns. In addition, no member of the Tim Hortons Group may elect to be considered as not having been a member of the Wendy’s Group for U.S. federal income Tax purposes for any Affiliation Year and no member of a Tim Hortons Combined Group may elect to be considered as not having been a member of a Total Combined Group for U.S. state or local Tax purposes for any Combined Year without the prior written consent of Wendy’s.
          SECTION 2.03. Payment of Taxes to Tax Authorities. (a) U.S. Federal Income Taxes. Wendy’s shall pay, or cause to be paid to the IRS all U.S. federal income Taxes with respect to any Wendy’s Consolidated Return due and payable for all Affiliation Years.
          (b) Non-Federal Combined Group Taxes. Wendy’s shall pay, or cause to be paid, to the appropriate Tax Authorities the U.S. state and local Income Tax liability with respect to any Combined Return due and payable for all Combined Years.
          (c) Non-Federal Separate Taxes. Tim Hortons shall pay, or cause to be paid, to the appropriate Tax Authorities, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include Wendy’s or any Wendy’s Affiliate. Wendy’s shall pay, or cause to be paid, to the appropriate Tax Authorities, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include Tim Hortons or any Tim Hortons Affiliate.

          SECTION 2.04. Agent. With respect to any Affiliation Year or and Combined Year, Tim Hortons hereby irrevocably designates, and agrees to cause each Tim Hortons Affiliate to so designate, Wendy’s as its sole and exclusive agent and attorney-in-fact and agrees to take such action and to cause the Tim Hortons Affiliates to take such action (including execution of powers of attorney and other documents) as Wendy’s may reasonably request in connection with any matter relating to Taxes, provided, that except as otherwise provided in Section 9.04, this Section 2.04 shall not apply to Taxes described in Section 5.01.
          SECTION 2.05. Treatment of Settlement of Intercompany Tax Allocation Amounts. For purposes of this Agreement, amounts taken into account in calculating the net intercompany tax allocation amounts as of October 2, 2005 that were considered to have been contributed by Wendy’s to Tim Hortons shall be treated as a payment by Wendy’s to Tim Hortons, or a payment by Tim Hortons to Wendy’s, as the case may be.
ARTICLE III
U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES
          SECTION 3.01. U.S. Federal Income Taxes (other than AMT). (a) Tim Hortons and Wendy’s Tax Liabilities. Tim Hortons shall be liable for and pay to Wendy’s the Adjusted Separate Tim Hortons Group Federal Tax Liability for all Affiliation Years ending on or after January 1, 2006. Wendy’s shall pay Tim Hortons Reimbursable Wendy’s Group Benefits, if any, for all Affiliation Years ending on or after January 1, 2006 if the Adjusted Separate Tim Hortons Group Federal Tax Liability for such year is zero. Tim Hortons or Wendy’s, as the case may be, shall make payments to the other with respect to Affiliation Years ending on or prior to January 2, 2005 only to the extent provided in Article VIII of this Agreement. In the event that an Adjustment is made with respect to any item affecting the calculation of the Reimbursable Wendy’s Group Benefit, such Adjustment shall be taken into account pursuant to Article VIII of this Agreement.
          (b) Affiliation Year Tax Liability. On or after the day Wendy’s files the Wendy’s Consolidated Return for any Affiliation Year, Wendy’s shall determine the amount of the Adjusted Separate Tim Hortons Group Federal Tax Liability or any Reimbursable Wendy’s Group Benefits for such year. Tim Hortons shall pay to Wendy’s or Wendy’s shall pay to Tim Hortons an amount equal to the difference between (i) the Adjusted Separate Tim Hortons Group Federal Tax Liability for each such taxable period and (ii) the sum of any payments previously made by Tim Hortons to Wendy’s with respect to the Adjusted Separate Tim Hortons Group Federal Tax Liability for each such taxable period, reduced (to and below zero) by the sum of any payments previously made or to be made by Wendy’s to Tim Hortons in respect of any Reimbursable Wendy’s Group Benefits for such taxable period. Payment by Tim Hortons is due within five (5) business days after billing by Wendy’s. Payment by Wendy’s for Reimbursable Wendy’s Group Benefits is due within thirty (30) business days of filing the Wendy’s Consolidated Return for the taxable period.
          (c) Estimated Payments. From and after the date of this Agreement, Tim Hortons shall pay to Wendy’s no later than the day before each due date for the payment of quarterly estimated U.S. federal income Taxes for any Affiliation Year and the payment due on March 15th of the following year, as determined in good faith by Wendy’s, the difference, if any, between (A) the Adjusted Separate Tim Hortons Group Federal Tax Liability due with respect to such taxable year, determined in good faith by Wendy’s, based on the method for making estimated payments elected by Wendy’s pursuant to Section 6655 of the Code, and (B) the sum of any payments previously made by Tim Hortons to Wendy’s with respect to the Adjusted Separate Tim Hortons Group Federal Tax Liability for such year.
          SECTION 3.02. Taxable Year that Includes the Distribution Date. (a) Tim Hortons and Wendy’s Tax Liabilities. Tim Hortons shall be liable for and shall pay to Wendy’s the Adjusted Separate Tim Hortons Group Federal Tax Liability in the taxable year that includes the Distribution Date (the “Distribution Taxable Year”), calculated by treating such year as ending on and including the Distribution Date and by including include all liabilities arising from the triggering of intercompany and other items as described in clause (d) of the definition above of “Adjusted Separate Tim Hortons Group Federal Tax Liability”. Wendy’s shall pay Tim Hortons the Reimbursable Wendy’s Group Benefits, if any, for the Distribution Taxable Year if the Adjusted Separate Tim Hortons Group Federal Tax Liability for the Distribution Taxable Year is zero under the preceding sentence. In the event that an Adjustment is made with respect to any item affecting the calculation of the Reimbursable Wendy’s Group Benefit, such Adjustment shall be taken into account pursuant to Article VIII of this Agreement.
          (b) Settling Tax Payable Accounts. On or before the Distribution Date, Tim Hortons and Wendy’s shall cooperate to settle all Tax payable accounts for all Affiliation Years and all Combined Years, in accordance with Wendy’s direction, based on the most accurate and complete information then available. Nothing in this Section 3.02(b) shall limit the operation or effect of any provisions of this Agreement, including Articles VIII and IX, that require redeterminations of amounts hereunder.
          (c) Assignment of Taxable Items. Wendy’s shall determine in good faith the amounts of income, gain, loss, deduction, and Credit of the Tim Hortons Group for the Distribution Taxable Year that are properly includable in the Wendy’s Consolidated Return for such taxable year of the Wendy’s Group. For all relevant purposes of this Agreement, the members of the Tim Hortons Group and each Tim Hortons Combined Group shall cease to be members of the Wendy’s Group and their respective Total Combined Groups, as of the end of the Distribution Date, and Tim Hortons shall cause the books of account of the members of the Tim Hortons Group and the Tim Hortons Combined Groups to be closed for accounting and Tax purposes as of the end of the Distribution Date in accordance with Wendy’s reasonable direction. In determining consolidated taxable income for the Distribution Taxable Year, the income and other items of the Tim Hortons Group shall be determined by Wendy’s in good faith in accordance with Treasury Regulations Section 1.1502-76(b)(1), -76(b)(2)(i) and -76(b)(2)(iv) and no election shall be made under 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made in good faith by Wendy’s under Treasury Regulations Section 1.1502-76(b)(2)(iii) if such allocation is determined by Wendy’s in good faith to be necessary to appropriately allocate income in the event that the Distribution Date occurs on any date other than the last or first day of any month. Pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi), any item of a pass-through entity that is owned by a member of the Tim Hortons Group shall be allocated as if such member sold its entire interest in the entity immediately before the Distribution. In the event that a member or members of the Tim Hortons Group would be treated as owning an interest of less than 50% in the aggregate in such pass-through entity, then pursuant to Treasury Regulations Section 1.706-1(c)(2)(ii), each such member’s share of any distributive items shall be the amount determined by taking into account the pro rata part of such items that such member would have included in taxable income had such member remained a partner or owner of the pass-through entity until the end of the partnership taxable year based on the portion of the partnership taxable year that has elapsed through the Distribution Date or upon such other reasonable method that the Parties may agree. All of the foregoing determinations to be made shall be made in good faith by Wendy’s. Tim Hortons and Tim Hortons Affiliates shall file their respective Tax Returns for the taxable period beginning on the first day after the Distribution Date consistently with such determinations.
          (d) Determining Foreign Attributes. Without limiting the foregoing, in the Distribution Taxable Year and all prior taxable years, Wendy’s shall also determine the portion of any Foreign Attribute that is allocable to the Tim Hortons Group provided, that such portion shall not include any amount described in Section 951(a) of the Code (relating to inclusions in income of controlled foreign corporation earnings) or any amount described in Section 1293(a) of the Code (relating to inclusions in income of qualified electing fund earnings), or any indirect foreign Tax Credit under Sections 960 and 1293(f) of the Code for foreign income Taxes deemed paid with respect to either of these items, all as determined by Wendy’s in good faith; and provided, further, that, without the prior written consent of Wendy’s, Tim Hortons and its subsidiaries shall not elect to recapture an amount of taxable income from sources without the U.S. of any member of the Tim Hortons Group greater than the minimum amount required by Section 904(f)(1) of the Code for any Affiliation Year. Tim Hortons shall provide Wendy’s with all information it requests to make any determination under this subsection (d). Wendy’s will likewise share all information with Tim Hortons necessary for Tim Hortons to determine its share of the consolidated foreign Tax Credits for the Distribution Taxable Year and all prior taxable years.
          SECTION 3.03. U.S. Federal Alternative Minimum Tax. (a) Tim Hortons Tax Liability. Notwithstanding any other provision in this Agreement, if, for any Affiliation Year, the Wendy’s Affiliated Group is liable for alternative minimum Tax for U.S. federal income Tax purposes (or any similar U.S. federal Tax) (“AMT”) and the Tim Hortons Group would be liable for AMT if it filed a Tax Return as a separate consolidated group (“Tim Hortons Separate AMT”), Tim Hortons shall pay to Wendy’s an amount (the “Tim Hortons AMT Liability”) determined by Wendy’s equal to the product of the AMT liability for the Wendy’s Affiliated Group (the “Wendy’s AMT Liability”), and a fraction (the “Fraction”) (x) the numerator of which is the sum of the Tax preference items and adjustments of the Tim Hortons Group relevant for purposes of the computation of AMT for such Affiliation Year and (y) the denominator of which is the sum of the Tax preference items of all members of the Wendy’s Affiliated Group for such Affiliation Year. The Tim Hortons AMT Liability for such Affiliation Year shall not exceed the amount of the Tim Hortons Separate AMT for such Affiliation Year.
          (b) Minimum Tax Credits. If for any Affiliation Year Tim Hortons has paid to Wendy’s the Tim Hortons AMT Liability, Wendy’s shall pay to Tim Hortons its proportionate share (determined below) of the minimum Tax credit for U.S. federal income Tax purposes arising from such Affiliation Year that is actually utilized by the Wendy’s Affiliated Group in a subsequent Affiliation Year. Tim Hortons’ proportionate share of such credit for any Affiliation

Year shall be equal to the product of such credit and the Fraction (defined in subsection (a) above). In no event shall Tim Hortons be paid amounts in the aggregate in respect of such credit in excess of the corresponding Tim Hortons AMT Liability nor shall any such credits be treated as Available Items or Additional Available Items.
          SECTION 3.04. Exercise of Options. (a) Prior to the Distribution Date, the benefit of U.S. federal, state, and local Tax deductions related to the exercise of any stock options exercisable for stock of Wendy’s (“Wendy’s Options”) by any employee or former employee shall be allocated to and shall be for the account of the Wendy’s Group. The Tax Returns of the Wendy’s Group and the Tim Hortons Group shall be prepared accordingly. Upon the exercise of Wendy’s Options by an employee or former employee of the Tim Hortons Group, Tim Hortons shall pay to Wendy’s the total amount of U.S. federal, state and local Income Tax required to be withheld and remitted to any Tax Authority in connection with such exercise, and, unless paid to Wendy’s by the holder of such option, the total amount of the employee or former employee’s share of FICA, FUTA and other payroll taxes attributable to such exercise and Wendy’s shall remit such amounts to the relevant Tax Authority. Tim Hortons shall make such payments as soon as possible after said exercise, but in no event more than ten (10) days after such exercise.
          (b) On or after the Distribution Date, the benefit of U.S. federal, state, and local Tax deductions related to the exercise of (i) any Wendy’s Options by any employee or former employee of the Tim Hortons Group shall be allocated to and shall be for the account of the Wendy’s Group. The Tax Returns of the Wendy’s Group and the Tim Hortons Group shall be prepared accordingly. Upon the exercise of any options described in this Section 3.04(b) by an employee or former employee of the Tim Hortons Group, Tim Hortons shall pay to Wendy’s the total amount of U.S. federal, state and local Income Tax required to be withheld and remitted to any Tax Authority in connection with such exercise, and, unless paid to Wendy’s by the holder of such option, the total amount of the employee or former employee’s share of FICA, FUTA and other payroll taxes attributable to such exercise and Wendy’s shall remit such amounts to the relevant Tax Authority. Tim Hortons shall make such payments as soon as possible after said exercise, but in no event more than ten (10) days after such exercise. To the extent that any such deductions are disallowed because a Tax Authority determines that the Tim Hortons Group should have claimed such deductions, the Tim Hortons Group shall take all actions necessary to claim such deductions and shall pay to Wendy’s an amount equal to the highest applicable domestic marginal aggregate corporate income Tax rate (for U.S. federal, state and local purposes) for the relevant taxable period (or portion thereof), as the case may be multiplied by the amount of such deductions.
          (c) On such periodic basis, as required from time to time, Wendy’s and Tim Hortons will exchange such employee level information as required by Wendy’s to administer the personnel and tax reporting requirements in respect of such options. Each of Wendy’s and Tim Hortons agrees to keep such information confidential and to comply with applicable privacy requirements in respect of such information.
          SECTION 3.05. Examples. The Parties have set forth the examples in Exhibit 3.05 attached hereto to illustrate the application of this Article III and the application of certain other Sections of this Agreement.

ARTICLE IV
U.S. COMBINED STATE AND LOCAL INCOME TAXES AND NON-INCOME TAXES
          SECTION 4.01. Returns Covered. If any member of a Wendy’s Combined Group and any member of a Tim Hortons Combined Group are required to file, or if Wendy’s elects that any member of a Wendy’s Combined Group and any member of a Tim Hortons Combined Group shall file a Combined Return, or where any U.S. state or local Tax Authority successfully asserts such a combined filing requirement for any taxable years, the allocation and settlement of amounts due between the Parties shall be governed by this Article IV and by the indemnity provisions of Article XI.
          SECTION 4.02. Pre-2006 Taxable Years. For each taxable year ending on or prior to January 1, 2006, Wendy’s shall determine in good faith each Tim Hortons Combined Group’s respective share, as determined below, of the total U.S. state and local Tax liability in each such Combined State. The Tim Hortons Combined Group’s share of such total tax liability (“Tim Hortons Group State Tax Liability”) will be based on the aggregate apportionment percentage of all members of the Tim Hortons Combined Group, determined with reference only to those companies that are subject to such state’s taxing jurisdiction. The Tim Hortons Group State Tax Liability will include any minimum or similar Taxes for members of each Tim Hortons Combined Group that may be required by the relevant state or locality.
          SECTION 4.03. Post-2005 Taxable Years. For the taxable year beginning on or after January 2, 2006, Wendy’s shall determine in good faith the Tim Hortons Combined Group’s share of the total U.S. state and local Tax liability in each Combined State in the same manner as set forth in Section 4.02 above, taking into account the apportionment percentages and other relevant items of each appropriate Tim Hortons Combined Group for such year, or if applicable, through the Distribution Date. The Tim Hortons Group State Tax Liability will include any minimum or similar Taxes for members of each Tim Hortons Combined Group that may be required by the relevant state or locality. Tim Hortons shall be liable for, and shall pay to Wendy’s, the Tim Hortons Group State Tax Liability for all Combined Returns for all taxable years beginning on or after January 2, 2006.
          SECTION 4.04. Net Operating Losses. The Tim Hortons Group State Tax Liability will not be reduced by, nor will Tim Hortons or any other Tim Hortons Combined Group member receive any payment, credit or benefit for, U.S. state or local net operating losses (“NOLs”), including any carryback or carryover NOLs, that any such member generates for U.S. state or local income Tax purposes on a stand-alone basis, whether or not they are used in a Combined Return (except insofar as such NOLs may reduce the Tim Hortons Combined Group’s share of the total U.S. state and local liability for a Total Combined Return).
          SECTION 4.05. Estimated Taxes. For all taxable years beginning on or after January 2, 2006, Wendy’s will determine in good faith the Tim Hortons Combined Group’s estimated Tax payments and extension payments for each Combined State (collectively, “Estimated State Taxes”), together with a schedule of due dates for paying its share of Estimated State Taxes. Tim Hortons will pay the same to Wendy’s on or before the prescribed dates. Wendy’s will calculate in good faith the aggregate Tim Hortons Group State Tax Liability for all Combined States for a Combined Year, less a credit for aggregate Estimated State Taxes paid, or determine the refund due to Tim Hortons to the extent aggregate Estimated State Taxes paid by Tim Hortons exceed the aggregate Tim Hortons Group State Tax Liability. Payment by Tim Hortons is due within five (5) business days after billing by Wendy’s. Payment of a refund by Wendy’s is due by November 30 of the year in which Combined State Tax Returns are filed.
          SECTION 4.06. Adjustments. (a) If an Adjustment occurs with respect to a taxable year beginning on or after January 2, 2006, Wendy’s shall in good faith recompute the Tim Hortons Group State Tax Liability for the year in question, including all changes to apportionment percentages that result from such Adjustment. Tim Hortons shall make payments to Wendy’s for an increase in the Tim Hortons Group Tax Liability or Wendy’s shall make payments to Tim Hortons for a decrease in the Tim Hortons Group Tax Liability, including its allocable share of interest, penalties and additions to Tax and external costs. Payment in respect of such Adjustments by Tim Hortons is due within five (5) business days after billing by Wendy’s for the items in question. Payment in respect of such Adjustments by Wendy’s is due within thirty (30) business days after Wendy’s receives a refund or credit for refund in respect of the items in question.
          (b) Wendy’s shall in good faith control all contests relating to any such Adjustments, provided, however, in respect of any Combined State in which the Tim Hortons Combined Group would bear at least 50% of the costs of any such Adjustments, Wendy’s shall consult with Tim Hortons in good faith, subject to the ultimate authority of Wendy’s to determine how to proceed.
          SECTION 4.07. Non-Income Taxes. In the case of any Combined Return for an Affiliation Year with respect to any Non-Income Tax, each Group included in the Combined Return shall be liable for the Non-Income Tax attributable to the Tim Hortons Group, or the Wendy’s Group, as the case may be. In the event that the portion of the Non-Income Tax attributable to a particular Group cannot be determined for a Non-Income Tax Return that is a Combined Return, then Wendy’s, in its sole discretion based on the most accurate and complete information then available, shall determine the amounts of such Tax that shall be allocated to the Tim Hortons Group.
ARTICLE V
SEPARATE TAXES
          SECTION 5.01. Tim Hortons Tax Liability. Tim Hortons shall be liable for all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include Wendy’s or any Wendy’s Affiliate.
          SECTION 5.02. Wendy’s Tax Liability. Wendy’s shall be liable for all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include Tim Hortons or any Tim Hortons Affiliate.
          SECTION 5.03. Separate Return Adjustments. If there is an Adjustment to a separate Tax Return of Wendy’s and/or any Wendy’s Affiliate, or of Tim Hortons and/or any Tim Hortons Affiliate, as the case may be, that results in the inclusion in income in such Tax Return of income attributable to the other Group, and the recipient thereby incurs an Income Tax

Detriment, Tim Hortons shall pay to Wendy’s, or Wendy’s shall pay to Tim Hortons, as the case may be, an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the date of such Income Tax Detriment.
ARTICLE VI
INDEMNIFICATION FOR DISTRIBUTION TAXES
          SECTION 6.01. Distribution Taxes
          (a) Tim Hortons’ Liability for Certain Distribution Taxes. Tim Hortons and the Tim Hortons Affiliates shall be liable for, and shall indemnify Wendy’s and each Wendy’s Affiliate against, any Distribution Taxes that are primarily attributable to one or more of the following (i) any inaccurate, written representation or warranty of fact or intent specifically made by, or specifically attributed to, any member of the Tim Hortons Group in the Tax Ruling Request, the Tax Ruling or a Tax Certificate; (ii) any breach by any member of the Tim Hortons Group of a covenant in Section 6.02(a) of this Agreement, (iii) the failure by Tim Hortons or any member of the Tim Hortons Group after the Distribution to continue to conduct, with its separate officers, directors, and employees, the active trade or business relied upon by Tim Hortons for purposes of satisfying the requirements of Section 355(b) of the Code in connection with the Distribution; (iv) the acquisition by Tim Hortons, directly or through any Affiliate, of any of its outstanding stock after the Distribution other than through stock purchases meeting the requirement of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its modification by Revenue Procedure 2003-48); and (v) any acquisition of stock or other equity or assets of Tim Hortons or any Tim Hortons Affiliate by one or more other Persons following the Distribution or any issuance of stock by Tim Hortons or any Tim Hortons Affiliate, or change in ownership of stock in Tim Hortons or any Tim Hortons Affiliate, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.
          (b) Wendy’s Liability for Certain Distribution Taxes. Wendy’s and the Wendy’s Affiliates shall be liable for, and shall indemnify Tim Hortons and each Tim Hortons Affiliate against, any Distribution Taxes that are primarily attributable to one or more of the following (i) any inaccurate, written representation or warranty of fact or intent specifically made by, or specifically attributed to, any member of the Wendy’s Group in the Tax Ruling Request, the Tax Ruling or a Tax Certificate; (ii) any breach by any member of the Tim Hortons Group of a covenant in Section 6.02(b) of this Agreement; (iii) the failure by Wendy’s or any member of the Wendy’s Group (excluding members of the Tim Hortons Group) after the Distribution to continue to conduct, with its separate officers, directors, and employees, the active trade or business relied upon by Wendy’s for purposes of satisfying the requirements of Section 355(b) of the Code in connection with the Distribution; (iv) the acquisition by Wendy’s, directly or through any Affiliate, of any of its outstanding stock after the Distribution other than through stock purchases meeting the requirement of Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its modification by Revenue Procedure 2003-48); and (v) any acquisition of stock or other equity or assets of Wendy’s or any Wendy’s Affiliate by one or more other Persons following the Distribution or any issuance of stock by Wendy’s or any Wendy’s Affiliate, or change in ownership of stock in Wendy’s or any Wendy’s Affiliate, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

          (c) Shared Liability for Remaining Distribution Taxes. If the liability for any Distribution Taxes not allocated by Section 6.01(a) or (b), then Tim Hortons and the Tim Hortons Affiliates shall be liable for, and shall indemnify Wendy’s and each Wendy’s Affiliate against sixty percent (60%) of such remaining liability and Wendy’s and the Wendy’s Affiliates shall be liable for, and shall indemnify Tim Hortons and each Tim Hortons Affiliate against forty percent (40%) of such remaining liability.
          (d) Applicability. The provisions of this Section 6.01 shall apply notwithstanding any other provisions of this Agreement.
          SECTION 6.02. Continuing Covenants.
          (a) By Tim Hortons. (i) Tim Hortons covenants that it will not, without Wendy’s consent, take any action which would adversely affect the ability to cause the Distribution to qualify as a distribution that is tax-free to Wendy’s and the stockholders of Wendy’s under Section 355 of the Code, and further covenants that it will cooperate with Wendy’s in effecting the Distribution (including any internal restructuring in connection therewith). Without limitation of the foregoing, Tim Hortons agrees that it will, if requested by Wendy’s, execute the Tax Certificate attached hereto as Exhibit 6.02(a), and make such representations, warranties and covenants on behalf of Tim Hortons and the Tim Hortons Affiliates, as are reasonably necessary to (A) obtain Tax Opinion (or, in Wendy’s discretion, a Tax Ruling) that the Distribution will be described in Section 355 of the Code, (B) liquidate or merge any entities as directed by Wendy’s in order to meet the requirements of Section 355(b) of the Code, and (C) and take any other actions reasonably requested by Wendy’s in connection with the Distribution.
     (i) Tim Hortons agrees that it shall not take or omit to take, and shall not permit any of the Tim Hortons Affiliates to take or omit to take, any action that will, or would reasonably be expected to, cause any written representation contained in the Tax Opinion, a Tax Certificate or, if applicable, the Tax Ruling, to be incorrect.
     (ii) Tim Hortons agrees that it shall, and shall cause each Tim Hortons Affiliate to prepare and file all Tax Returns on a basis consistent with the Tax Ruling and/or the Tax Opinion, except as otherwise required by a Final Determination; provided that, to the extent that the Tax Ruling and the Tax Opinion are inconsistent in any respect, such Tax Returns shall be prepared and filed on a basis consistent with the Tax Ruling.
     (iii) During the two-year period following the Distribution Date, Tim Hortons will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code with respect to the Distribution.
     (iv) During the applicable period provided in Section 355(e)(2)(B) of the Code with respect to the Distribution, Tim Hortons will not enter into any transaction or make or permit any change in equity structure (including, stock issuances, pursuant to the exercise of options, option grants or otherwise, capital contributions, or mergers or acquisitions, but not including the Distribution) that could cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Tim

Hortons stock representing a “50-percent or greater interest” within the meaning of Section 355(e) of the Code.
     (v) Notwithstanding Section 6.02(a)(i), Tim Hortons shall be permitted to take and shall permit the Tim Hortons Affiliates to take actions inconsistent with the covenants contained in such section if: (A) Tim Hortons obtains a ruling from the IRS in form and substance acceptable to Wendy’s to the effect that such actions will not result in the Distribution being a taxable transaction, in whole or in part, or (B) Tim Hortons obtains an opinion in form and substance acceptable to Wendy’s of Independent Tax Counsel (as that term is defined in the Master Separation Agreement) or other nationally recognized tax counsel acceptable to Wendy’s to the effect that such actions will not result in the Distribution being a taxable transaction, in whole or in part.
          (b) By Wendy’s. If the Wendy’s Board, in its sole discretion, determines to make the Distribution:
     (i) Wendy’s covenants that it will execute the Tax Certificate attached hereto as Exhibit 6.02(b), and make such representations, warranties and covenants on behalf of Wendy’s and the Wendy’s Affiliates, as are reasonably necessary to (A) obtain Tax Opinion (or, in Wendy’s discretion, a Tax Ruling) that the Distribution will be described in Section 355 of the Code.
     (ii) Wendy’s agrees that it shall not take or omit to take, and shall not permit any of the Wendy’s Affiliates to take or omit to take, any action that will, or would reasonably be expected to, cause any written representation contained in the Tax Opinion, a Tax Certificate or, if applicable, the Tax Ruling, to be incorrect.
     (iii) Wendy’s agrees that it shall, and shall cause each Wendy’s Affiliate to prepare and file all Tax Returns on a basis consistent with the Tax Ruling and/or the Tax Opinion, except as otherwise required by a Final Determination; provided that, to the extent that the Tax Ruling and the Tax Opinion are inconsistent in any respect, such Tax Returns shall be prepared and filed on a basis consistent with the Tax Ruling.
     (iv) During the two-year period following the Distribution Date, Wendy’s will not cease to be engaged in the active trade or business relied upon for purposes of satisfying the requirements of Section 355(b) of the Code with respect to the Distribution.
ARTICLE VII
CARRYFORWARD AND CARRYBACK ITEMS
          SECTION 7.01. Carryovers to Post-Affiliation Years. Wendy’s will apportion, in good faith, any U.S. federal consolidated net operating or capital losses, Credits or other applicable items between members of the Tim Hortons Group (departing from the Wendy’s Group as a consequence of the Distribution and related transactions) and members of the Wendy’s Group (not taking into account Tim Hortons Group members) pursuant to applicable Treasury Regulations promulgated under Section 1502 of the Code. Such consolidated items and their apportionment will be adjusted by Wendy’s to reflect any Adjustments that take place in applicable Affiliation Years.
          SECTION 7.02. Carrybacks from Post-Affiliation Years. Notwithstanding any other provision of this Agreement, Tim Hortons shall elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carry back net operating losses to any Wendy’s Consolidated and Combined Income Tax Return. Wendy’s shall be entitled to any refunds or credits for refund therefor.
ARTICLE VIII
U.S. FEDERAL INCOME TAX ADJUSTMENTS
          SECTION 8.01. Determination. If an Adjustment occurs with respect to U.S. federal income Taxes for an Affiliation Year, the liability of Tim Hortons or Wendy’s, as the case may be, pursuant to Article III hereof, or the amounts allocated pursuant to Article VII, shall be recomputed by Wendy’s. As recomputed for purposes of Article III, Tim Hortons shall make payments to Wendy’s for an increase in Tim Hortons’ liability or Wendy’s shall make payments to Tim Hortons for an increase in Wendy’s liability. For the avoidance of doubt, if an Adjustment that relates to Affiliation Year ending on or prior to January 1, 2006, Wendy’s shall recompute the Adjusted Separate Tim Hortons Group Federal Tax Liability and/or the Reimbursable Wendy’s Group Benefits taking into account such Adjustment as if it had made a calculation of such Adjusted Separate Tim Hortons Group Federal Tax Liability and/or the Reimbursable Wendy’s Group Benefits for the relevant Affiliation Year prior to such Adjustment.
          SECTION 8.02. Payments. Payments due from Tim Hortons to Wendy’s shall be made no later than five (5) business day before the due date for payment by Wendy’s to a Tax Authority upon the Final Determination of the items in question, or, to the extent no such payment is due, within thirty (30) business days after the date of such Final Determination. Payments due from Wendy’s to Tim Hortons shall be made within thirty (30) business days after Wendy’s receives a refund or a credit for a refund with regard to the items in question after a Final Determination therefor. Such payments shall include any applicable interest, penalties and additions to Tax and, if applicable, any reasonable external costs for professional services incurred by Wendy’s thereon. In calculating any interest payable by Tim Hortons to Wendy’s hereunder, interest, if any, due from Wendy’s to the IRS shall first be deemed to arise with respect to the increase in the liability of Tim Hortons, as determined above.
          SECTION 8.03. Timing Differences. Notwithstanding any other provision under this Agreement, if as a result of an Audit any member of the Wendy’s Group suffers an Income Tax Detriment, and, as a direct result of such Income Tax Detriment, any member of the Tim Hortons Group obtains an Income Tax Benefit, and such Income Tax Detriment is not otherwise compensated under this Agreement, then Tim Hortons shall make a payment to Wendy’s in an amount equal to Income Tax Benefit that is realized within thirty (30) business days of the date of such realization.

          SECTION 8.04. Intercompany Adjustments. If any transaction or arrangement between the Wendy’s and/or Wendy’s Affiliates, on the one hand, and Tim Hortons and/or Tim Hortons Affiliates, on the other hand, is recharacterized for applicable Tax purposes under Section 482 of the Code (or any corresponding provision of state, local, or foreign Tax law) or otherwise and such recharacterization results in an Income Tax Detriment to one applicable group of companies and an Income Tax Benefit to the other group, the group incurring the Income Tax Detriment shall be paid by the other group an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the date such Income Tax Detriment is considered to arise. In addition, each Party hereto shall be liable for, and shall indemnify and hold the other Party and its Affiliates harmless against, any Taxes attributable to intercompany items or otherwise for any stock or other assets (tangible or intangible) transferred to it (or a Wendy’s Affiliate, in the case of Wendy’s, or a Tim Hortons Affiliate, in the case of Tim Hortons) from the other Party hereto (or a Wendy’s Affiliate, in the case of Wendy’s, or a Tim Hortons Affiliate, in the case of Tim Hortons) for which it is determined not to have paid or provided fair market value consideration.
ARTICLE IX
TAX PROCEEDINGS
          SECTION 9.01. Audits. Subject to Sections 9.04, the Party responsible for preparing and filing a Tax Return pursuant to Articles II, III and IV (the “Filing Party”) shall have the exclusive right to control, contest, and represent the interests of Wendy’s, any Wendy’s Affiliate, Tim Hortons, and any Tim Hortons Affiliate, as applicable, in any Audit relating to such Tax Return and, in its reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax related matter regarding such Tax Return. Wendy’s and Tim Hortons shall keep each other promptly informed of any developments and discussions at any meetings concerning adjustments, whether or not formally proposed, affecting the other Party.
          SECTION 9.02. Notice. Within fifteen (15) business days after a Party receives a written notice or other information from a Tax Authority of the existence of a Tax issue that may require the indemnifying Party to indemnify the receiving Party under this Agreement, such Party shall notify the indemnifying Party of such issue, and thereafter shall promptly forward to the other Party copies of notices and material communications with any Tax Authority relating to such issue. The failure of one Party to notify the other Party of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other Party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period, except to the extent that such other Party’s rights under this Agreement are materially prejudiced by such failure.
          SECTION 9.03. Remedies. Tim Hortons shall make no claim against Wendy’s and shall not raise or assert any defense to Tim Hortons’ liabilities and/or obligations to Wendy’s under this Agreement based upon the resolution by Wendy’s of any deficiency, claim or adjustment relating to any Tax related matter pertaining to Wendy’s or any Wendy’s Affiliate.

          SECTION 9.04. Control of Distribution Tax Proceedings. Notwithstanding any other provision of this Agreement to the contrary, Wendy’s shall have the exclusive right and sole discretion to control, contest, and represent the interests of Wendy’s, any Wendy’s Affiliate, Tim Hortons, and any Tim Hortons Affiliate in any Audits (including audits of Tim Hortons separate Tax Returns) relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit, provided that to the extent that Wendy’s reasonably believes that Tim Hortons may potentially have liability for such Distribution Taxes pursuant to this Agreement, Wendy’s shall permit Tim Hortons to participate in the relevant Audit at Tim Hortons’s sole cost and expense, it being understood that Wendy’s shall control such Audit. Wendy’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax related matter regarding such Tax Return.
ARTICLE X
POST-AFFILIATION YEARS AND POST-COMBINED YEARS
          SECTION 10.01. Further Obligations of Tim Hortons. (a) Except as otherwise required by a Final Determination, Tim Hortons shall prepare, or cause all Tax Returns for any Post-Affiliation Year or Post-Combined Year on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax Item or other information is reported as reflected on the most recently filed Tax Returns in an Affiliation Year or a Combined Year involving similar matters. The preceding sentence shall not apply if Tim Hortons obtains Wendy’s prior written consent, (ii) there has been a controlling change in law or circumstances, or (iii) the failure to be consistent will not result in an increased Tax liability to, or reduction in a Tax Asset of, Wendy’s or any Wendy’s Affiliate with respect to a Affiliation Year, not fully compensated by Tim Hortons. For purposes of this Section 10.01(a), a controlling change in law or circumstances includes, with respect to Post-Distribution Periods (but not Affiliation Years), permission to change a method of accounting granted by the relevant Tax Authority.
          (b) Tim Hortons shall not and shall not permit any of the Tim Hortons Affiliates to (i) amend any Tax Return or make or change any Tax election with respect to any Affiliation Year or any Combined Year, or (ii) amend any Tax Return with respect to any Post-Affiliation Year or any Post-Combined Year, in a manner that is inconsistent with Section 10.01(a).
          (c) Tim Hortons will not take any action on the Distribution Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax asset of Wendy’s or any Wendy’s Affiliate or give rise to any loss to Wendy’s or any Wendy’s Affiliate under this Agreement.
          SECTION 10.02. Actions or Transactions. Tim Hortons will not take any action, or enter into any transaction, merger or restructuring with respect to a Post-Affiliation Year or Post-Combined Year, that would result in any increased Tax liability or reduction of any Tax asset of Wendy’s or any Wendy’s Affiliate in respect of any Affiliation Year or Combined

Year without Wendy’s prior written consent. Tim Hortons shall be obligated to inform and disclose fully to Wendy’s any actions taken or transactions undertaken in a Post-Affiliation Year or a Post-Combined Year that can reasonably be expected to affect in any material way the Tax liability of the Wendy’s Group for any Affiliation Year or a Total Combined Group for any Combined Year.
          SECTION 10.03. Proposed Adjustments. Tim Hortons shall promptly notify Wendy’s and keep Wendy’s apprised of any proposed adjustments which arise out of an audit or examination of a Post-Affiliation Year or Post-Combined Year Tax Return which could reasonably be expected to affect in any material way the Tax liability of for any Affiliation Year or Combined Years or which could reasonably result in treatment of items that is inconsistent with the manner in which Wendy’s filed its Tax Returns for such years.
ARTICLE XI
INDEMNIFICATION
          SECTION 11.01. By Wendy’s. Subject to Section 2.01(c) and Article, Wendy’s shall indemnify Tim Hortons, each Tim Hortons Affiliate, and their respective directors, officers and employees, and hold them harmless from and against, without duplication, (i) all Taxes and associated Losses for which Wendy’s is liable under this Agreement, (ii) all U.S. federal income Tax liability in excess of amounts that Tim Hortons or any Tim Hortons Affiliate is required to pay under this Agreement; provided that Tim Hortons shall have fully satisfied its obligations to Wendy’s under this Agreement, including under section 11.02(iii); and (iii) all Income Taxes for each Combined State for taxable years ending on or before January 1, 2006; provided that Tim Hortons shall have fully satisfied its obligations to Wendy’s under this Agreement with respect to the Tim Hortons Group State Tax Liability for all Combined States for all taxable years ending on or before January 1, 2006; and (iv) all Taxes and associated Losses, without duplication, that are attributable to a breach of any covenant or obligation of Wendy’s under this Agreement, other than under Section 6.02.
          SECTION 11.02. By Tim Hortons. Except as provided in clause (iii) of Section 11.01, Tim Hortons shall indemnify Wendy’s, each Wendy’s Affiliate, and their respective directors, officers, and employees, and hold them harmless from and against (i) all Taxes and associated Losses, without duplication, for which Tim Hortons is liable under this Agreement, (ii) all Taxes and associated Losses, without duplication, that are imposed on any Wendy’s Affiliate under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local, or foreign Tax law) as a result of any Wendy’s Affiliate being a member of the Affiliated Group (or similar group under state, local, or foreign Tax law) of which Tim Hortons or any Tim Hortons Affiliate is the common parent, except to the extent that Wendy’s otherwise would be liable for such Taxes under this Agreement, (iii) U.S. federal Income Taxes and associated Losses, without duplication, of the Tim Hortons Group for all Affiliation Years, and (iv) all Taxes and associated Losses, without duplication, that are attributable to a breach of any covenant or obligation of Tim Hortons under this Agreement, other than under Section 6.02.
          SECTION 11.03. General. Except as otherwise provided herein, in determining a Party’s liability and/or obligation to make, or the right to receive, any indemnity payment,

reimbursement or other payment in respect of any Tax under this Agreement, any taxable period or portion of a taxable period that includes the Distribution Date shall be deemed to include and end on the Distribution Date, and no Party shall have any liability and/or obligation to make, or right to receive any indemnity payment, reimbursement or other payment in respect of any Tax under this Agreement with respect to any Post-Affiliation Year.
          SECTION 11.04. Gain Recognition Agreement Taxes. Each member of the Tim Hortons Group shall comply with the terms of any Section 367 gain recognition agreement executed by a member of the Wendy’s Group during an Affiliation Year that relates in whole or substantial part to a member of the Tim Hortons Group, including by including the gain, if any, required to be recognized pursuant to the terms of any such agreement (or by virtue of the application of any provision of Treasury Regulation Section 1.367(a)-8) and the payment of any Tax that is required to be paid pursuant to Treasury Regulation Section 1.367(a)-8(b)(3). If a Tax Authority determines that any member of the Wendy’s Group or the Tim Hortons Group has failed to comply with the terms of any such agreement or any provision of Treasury Regulation Section 1.367(a)-8, the Tim Hortons Group shall be liable for any resulting liability for Taxes and each member of the Tim Hortons Group shall indemnify each member of the Wendy’s Group against any such Tax liability.
ARTICLE XII
BOOKS AND RECORDS; PAYMENTS
          SECTION 12.01. Retention Period. Tim Hortons will, and Tim Hortons will cause each of the other Tim Hortons Group members to, adopt and comply with a record retention policy that is no less stringent than Wendy’s record retention policy in effect as of the Distribution Date. Without limiting the generality of the forgoing, each of the Parties agrees that it shall retain all Tax Returns, related schedules and work papers, and all other material records and other documents as required under Section 6001 of the Code and the Treasury Regulations promulgated thereunder existing on the date hereof, or created through the Distribution Date until the later of: (i) the expiration of the appropriate statutes of limitations (including any extensions) plus ninety (90) days, (ii) a Final Determination of any payments which may be required in respect of such years under this TSA or (iii) the period specified in the record retention policy referenced in the first sentence of this Section 12.01. Each Party shall make available to the other Party copies of any such documentation or information, as reasonably requested by the other Party. Without limiting the foregoing, Tim Hortons shall cooperate with Wendy’s in identifying such books, records or information that may be relevant to an Audit with respect to any Affiliation Year or Combined Year and shall provide copies of any such books, records or information to Wendy’s within 180 days after the Distribution Date. Any information obtained pursuant to this Agreement, or any other information obtained by Wendy’s or Tim Hortons relating to a Tax position of either Party shall be kept confidential by the Parties hereto, except if otherwise required by a Tax Authority. If Tim Hortons fails to provide any information requested by Wendy’s pursuant to this Section 12.01, Section 12.02 or pursuant to Section 2.01(b) of this Agreement within a reasonable period, then Wendy’s shall have the right to engage a certified public accounting firm of its choice to gather such information. Tim Hortons agrees upon two business days’ notice to permit any such certified public accounting firm full access to all appropriate records and other information in the possession of any member of the

Tim Hortons Group during reasonable business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such certified public accountants.
          SECTION 12.02. Tax Attributes. Tim Hortons shall maintain for the period specified in Section 12.01 and provide to Wendy’s upon request information that will enable Wendy’s to determine, clarify or verify the adjusted book and Tax bases of the Tim Hortons stock held by Wendy’s, Tim Hortons’s assets, both tangible and intangible, including the stock of all directly and indirectly owned subsidiaries of Tim Hortons which were members of the Tim Hortons Group or a Tim Hortons Combined Group at any time during Affiliation Years or Combined Years, and the adjusted book and Tax bases of all assets, both tangible and intangible, of such subsidiaries. In addition, Tim Hortons shall maintain and provide to Wendy’s upon request all relevant information for the determination of earnings and profits of any members of the Tim Hortons Group, in accordance with applicable provisions of the Code and the Treasury Regulations thereunder.
          SECTION 12.03. Payments Under This Agreement. Except as explicitly provided herein, any payment required to be made pursuant to this Agreement by one Party to the other shall be made according to this Section 12.03.
          (a) In General. All payments shall be made by wire transfer in immediately available funds within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.
          (b) Treatment of Payments. Unless otherwise required by any Final Determination, payments made by one Party to another Party (other than payments of interest pursuant to Section 12.03(e) and payments of After Tax Amounts pursuant to Section 12.03(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient.
          (c) Prompt Performance. All actions required to be taken by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.
          (d) After Tax Amounts. If, pursuant to a Final Determination, it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 12.03(e)), including any payment made pursuant to this Section 12.03(d), is includible in income by the receiving Party, the Party making such payment shall pay to the receiving Party an additional amount equal to (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 12.03(e) on the amount of any Tax attributable to such inclusion in income from the date such Tax accrues through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.
          (e) Interest. Any payment required to be made under this Agreement that is not made on or before the date on which such payment is due shall bear interest computed at the rate specified from time to time pursuant to Section 6621(a)(2) of the Code.
ARTICLE XIII
DISPUTE RESOLUTION
          SECTION 13.01. Dispute Resolution. In the event that Wendy’s or any member of the Wendy’s Group, as the case may be, on the one hand, and Tim Hortons or any member of the Tim Hortons Group, as the case may be, on the other hand, disagree as to the amount or calculation of any payment to be made under this TSA, or the interpretation or application of any provision under this TSA, the Chief Financial Officer of Wendy’s and the Chief Financial Officer of Tim Hortons shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Wendy’s and Tim Hortons shall jointly retain a tax attorney who has retired from active practice in a nationally recognized law firm or independent public accounting firm, which firm is independent of both Parties, or a retired Federal judge experienced in matters involving Taxes (the “Independent Entity”), to resolve the dispute. If the Parties are unable to agree on an Independent Entity, then each Party shall appoint a person who would qualify as an Independent Entity (but for the approval of the other Party), and such persons shall then appoint a person who meets the above description as the Independent Entity and who shall serve as the Independent Entity. The Independent Entity shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all Parties involved. Unless the Parties agree to a later time in writing, the Independent Entity shall reach its decision within sixty (60) days after the Independent Entity is appointed. Following the decision of the Independent Entity, Wendy’s, and members of the Wendy’s Group, and Tim Hortons and members of the Tim Hortons Group shall each take or cause to be taken any action necessary to implement the decision of the Independent Entity. The fees and expenses relating to the Independent Entity shall be borne equally by Wendy’s and Tim Hortons.
ARTICLE XIV
GENERAL PROVISIONS
          SECTION 14.01. Term. This Agreement shall apply as of the date specified in the first paragraph of this TSA and shall remain in effect unless the Parties agree in writing to terminate this Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payment or indemnification due for all taxable periods prior to the termination during which this Agreement was in effect.
          SECTION 14.02. Right of Set-off. Either Party may set-off any amount to which it is entitled under this TSA against amounts otherwise payable hereunder by such Party. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit such Party in any manner in the enforcement of any other remedies that may be available to it.
          SECTION 14.03. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
if to Tim Hortons, to:
Corporate Secretary
Tim Hortons Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
With a copy to (which shall not constitute notice):
General Counsel
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Canada
Fax: [                    ]
if to Wendy’s
Corporate Secretary
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
With a copy to (which shall not constitute notice):
General Counsel
Wendy’s International, Inc.
4288 West Dublin-Granville Road
P.O. Box 256
Dublin, OH 43017-0256
Fax: (614) 764-3243
          SECTION 14.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement is intended to calculate, allocate and assign certain Tax responsibilities, liabilities and benefits among the Parties to this Agreement, and any situation or circumstance concerning such calculation, allocation and assignment that is not specifically contemplated hereby or provided for herein shall be determined in a manner consistent with the underlying principles of calculation, allocation and assignment in this Agreement.
          SECTION 14.05. Severability; No Presumption Against Drafter. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
          SECTION 14.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
          SECTION 14.07. No Third-Party Beneficiaries. This Agreement is not intended to confer any rights or remedies upon any person other than (i) the Parties hereto and their respective successors and assigns and (ii) the Wendy’s Affiliates and the Tim Hortons Affiliates and their respective successors and assigns.
          SECTION 14.08. Prior Tax Sharing Agreements. As of the date specified in the first paragraph of this TSA, this Agreement supersedes and terminates all prior agreements as to the allocation of tax liabilities between the any member of the Wendy’s Group, on the one hand, and any member of the Tim Hortons Group on the other.
          SECTION 14.09. Entire Agreement; Amendments. This Agreement embodies the entire understanding among the Parties relating to its subject matter. Any and all prior correspondence, conversations, and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce either Party to enter into this Agreement. Unless mutually agreed to by the Parties, this Agreement shall not be amended, supplemented, modified, or terminated except by a writing duly signed by each of the Parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the Party sought to be bound.

          SECTION 14.10. Successors. This Agreement shall be binding upon and inure only to the benefit of the Parties, the Wendy’s Affiliates and the Tim Hortons Affiliates (and their respective successors and assigns, whether by merger, acquisition of assets or otherwise); provided that, except as set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.
          SECTION 14.11. Confidentiality. Each Party to this Agreement shall hold, and cause its officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information that it or any of its officers, employees, agents, consultants, and advisors may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.
          SECTION 14.12. Performance. Wendy’s agrees and acknowledges that Wendy’s shall be responsible for the performance, and guarantee the obligations, of each Wendy’s Affiliate under this Agreement. Tim Hortons agrees and acknowledges that Tim Hortons shall be responsible for the performance, and guarantee the obligations, of each Tim Hortons Affiliate under this Agreement.
          SECTION 14.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

TIM HORTONS INC.

By:

WENDY’S INTERNATIONAL, INC.

By: